EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $4.01 on Record Revenues of $352 Million

ROGERS, Ark., May 23, 2022 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the fourth quarter and full fiscal year 2022.

“Revenue grew 26% to $352 million, including a 39% increase in interest income to $42 million, for the fourth quarter of fiscal 2022 compared to the prior year quarter. The average sales price increased 24% to $17,860 and unit sales volume dropped 1%. Our sales volume productivity of 35.6 units sold per dealership per month for the quarter was strong and, in the last 20+ years, second only to the prior year’s fourth quarter of 36.5,” said Jeff Williams, President and CEO. “We are increasing market share while facing challenges stemming from ongoing supply and demand imbalances in the used car market, inflation, and declining consumer confidence. We expect to see additional productivity improvements as we leverage our investments and competitive strengths.”

“Collections and credit results for both the quarter and the full year were strong. For the quarter, net charge-offs were 5.6%, well below the prior five-year and ten-year averages of 6.6% and 7.2%, respectively. For the full fiscal year, net charge-offs were 20.2% compared to five-year and ten-year averages of 25.5% and 26.5%, respectively. Collections per account per month for the quarter were up 5% to $586 over the prior year quarter and up 20% sequentially. When considering the effects of prior year stimulus payments and the current year term increase, our collections were up significantly during the quarter,” said Mr. Williams. “While credit results will likely continue to normalize, we believe that net charge-off levels in the future will be closer to the lower end of our historical ranges. We anticipate that even with longer term contracts, our cash-on-cash returns will be attractive when measured by our historical results.”

“As previously communicated, we are continuing to invest in key areas of the business including Recruiting, Training and Retention, Inventory Procurement/Management, Customer Experience and Digital/Information Technology. Our most important opportunity is sourcing affordable, mechanically sound vehicles at sufficient quantities to support the high consumer demand for our offering. Our investments should enable dealerships to support an average of 1,000 or more active customers per dealership – currently, our dealerships average 618 customers each. This growth will be achieved primarily by improving sales volume productivity. At fiscal year-end, eleven individual dealerships had more than 1,000 active customers each,” added Mr. Williams. “Over the last five years we have grown our customer count by an average of 7.3% per year, or 42%, while we have grown our store count by just 10%. If we experience that same growth rate over the next five years, we could be supporting over 135,000 customers; 150,000 customers in less than seven years. We have an obligation to serve more customers as we improve lives and reduce the stress of car ownership by keeping our customers on the road. While our primary focus is leveraging our existing dealership base, we anticipate acquisitions and new lot openings will also likely contribute materially to our future growth.”

“Rising interest rates and high overall inflation levels characterize the current operating environment. Because of its flexibility, historically, our business has performed well through both recessions and expansions, inflation and deflation, and when used car prices are both high and low. A conservative financial structure and disciplined focus on cash flows enable us to manage through a variety of environments, including higher interest rates and inflation, and provide us with significant competitive advantages. Our lower interest rate relative to competitors provides a benefit to our marketing efforts yet still affords us room to increase rates should conditions merit,” said Mr. Williams. “We are mindful that inflation is a headwind for all of our customers; fortunately, significant increases in compensation for lower wage earners provide some offset. Our best weapon against inflationary operating cost pressures is a combination of higher volumes and greater efficiency. We believe that we would be selling a significantly greater number of vehicles if we had sufficient availability at lower price points.”

“At the end of April, we completed our inaugural $400 million non-recourse note offering and asset-backed securitization, secured at a 70% advance rate. We used the net proceeds of the offering to pay down our existing $600 million revolving line of credit,” added Mr. Williams. “The asset-backed securities market both diversifies our funding and facilitates our growth by accessing a substantially larger pool of institutional credit. This market has provided a level of stability and consistency in times of economic stress which can provide us with the additional resources to grow our business at a healthy rate, in-line with the demand for our offering. In addition, our weighted average cost of capital can be lower as a function of a more efficient overall capital structure. A strong balance sheet can be both a wall against uncertainty and a weapon – total outstanding debt, net of cash, is 36.1% of receivables. Our financial structure and focus on cash flows provides the flexibility to both invest in our business and repurchase shares.”

“We are pleased with our progress and the results given the current difficult operating environment with fourth quarter net income of $26.7 million, and diluted earnings per share of $4.01. The fourth quarter fiscal 2021 diluted earnings per share of $6.19 included an $11.5 million after-tax decrease to the allowance for credit losses or $1.65 diluted earnings per share increase. We also had nice leveraging of SG&A costs as a percentage of sales for both the quarter (at 13.2% compared to 14.5% for the comparable prior year quarter) and full fiscal year (at 14.7% compared to 16.2% for the prior year). This is especially impressive considering the increased costs in the current inflationary environment for most of our expenses, but especially the wage pressures,” said Vickie Judy, CFO. “We are investing in and building for our future to support a growing number of associates and customers.”

“We repurchased 92,000 shares of our common stock during the quarter at an average price of approximately $89 for a total of $8.2 million. Since February 2010, we have repurchased 6.8 million shares (57.9% of our outstanding shares on January 31, 2010) at an average price of approximately $42. During fiscal 2022, we grew finance receivables by $292 million, increased inventory by $33 million, repurchased $35 million of our common stock and funded $21 million in capital expenditures, all while holding our debt, net of cash, to 36.1% of receivables.” added Ms. Judy. “At April 30, 2022, approximately 90% of our debt was securitized non-recourse debt.”

Conference Call and Investor Presentation

Management will be holding a conference call on Tuesday, May 24, 2022, at 11:00 a.m. Eastern Time to discuss quarterly results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031, conference ID #6579153. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #6579153.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  operational infrastructure investments;
  same dealership sales and revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  customer growth;
  gross margin percentages;
  gross profit per retail unit sold;
  new dealership openings;
  performance of new dealerships;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality;
  technological investments and initiatives; and
  the Company’s business, operating and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  business and economic disruptions and uncertainty that may result from any future outbreak or adverse developments with the COVID-19 pandemic and any efforts to mitigate the financial impact and health risks associated with such developments;
  the expiration of existing economic stimulus measures or other government assistance programs implemented in response to the COVID-19 pandemic or the adoption of further such stimulus measures or assistance programs;
  the availability of credit facilities and access to capital on terms acceptable to us to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021, and those described from time to time in the Company’s other SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:        Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Three Months Ended		2022	Three Months Ended
	April 30,		vs.	April 30,
	2022	2021	2021	2022	2021
Operating Data:
Retail units sold	16,426	16,555	(0.8)%
Average number of stores in operation	154	151	2.0
Average retail units sold per store per month	35.6	36.5	(2.5)
Average retail sales price	$17,860	$14,387	24.1
Total gross profit per retail unit sold	$6,887	$6,032	14.2
Same store revenue growth	24.2%	37.6%
Net charge-offs as a percent of average finance receivables	5.6%	4.8%
Total collected (principal, interest and late fees)	$166,604	$145,863	14.2
Average total collected per active customer per month	$586	$560	4.6
Average percentage of finance receivables-current (excl. 1-2 day)	82.7%	85.3%
Average down-payment percentage	7.0%	8.7%

Period End Data:
Stores open	154	151	2.0%
Accounts over 30 days past due	3.0%	2.6%
Active customer count	95,107	88,092	8.0
Finance receivables, gross	$1,101,497	$809,538	36.1
Weighted average total contract term	42.9	37.3	15.0%

Statements of Operations:
Revenues:
Sales	$309,570	$248,625	24.5%	100.0%	100.0%
Interest income	42,267	30,454	38.8	13.7	12.2
Total	351,837	279,079	26.1	113.7	112.2

Costs and expenses:
Cost of sales	196,452	148,773	32.0	63.5	59.8
Selling, general and administrative	40,990	36,139	13.4	13.2	14.5
Provision for credit losses	75,305	36,077	108.7	24.3	14.5
Interest expense	3,480	1,738	100.2	1.1	0.7
Depreciation and amortization	1,210	947	27.8	0.4	0.4
Loss on disposal of property and equipment	61	2	-	-	-
Total	317,498	223,676	41.9	102.6	90.0

Income before taxes	34,339	55,403		11.1	22.3

Provision for income taxes	7,662	11,906		2.5	4.8

Net income	$26,677	$43,497		8.6	17.5

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$26,667	$43,487

Earnings per share:
Basic	$4.16	$6.57
Diluted	$4.01	$6.19

Weighted average number of shares used in calculation:
Basic	6,414,229	6,620,372
Diluted	6,649,964	7,028,537

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Years Ended		2022	Years Ended
	April 30,		vs.	April 30,
	2022	2021	2021	2022	2021
Operating Data:
Retail units sold	60,595	56,806	6.7%
Average number of stores in operation	152	150	1.3
Average retail units sold per store per month	33.2	31.6	5.1
Average retail sales price	$16,649	$13,621	22.2
Total gross profit per retail unit sold	$6,550	$5,790	13.1
Same store revenue growth	30.5%	18.7%
Net charge-offs as a percent of average finance receivables	20.2%	19.3%
Total collected (principal, interest and late fees)	$569,648	$480,799	18.5
Average total collected per active customer per month	$513	$478	7.3
Average percentage of finance receivables-current (excl. 1-2 day)	82.2%	84.8%
Average down-payment percentage	6.4%	7.1%

Period End Data:
Stores open	154	151	2.0%
Accounts over 30 days past due	3.0%	2.6%
Active customer count	95,107	88,092	8.0
Finance receivables, gross	$1,101,497	$809,538	36.1
Weighted average total contract term	42.9	37.3	15.0%

Statements of Operations:
(Dollars in thousands)
Revenues:
Sales	$1,060,512	$808,065	31.2%	100.0%	100.0%
Interest income	151,853	110,545	37.4	14.3	13.7
Total	1,212,365	918,610	32.0	114.3	113.7

Costs and expenses:
Cost of sales	663,631	479,153	38.5	62.6	59.3
Selling, general and administrative	156,130	130,855	19.3	14.7	16.2
Provision for credit losses	257,101	163,662	57.1	24.2	20.3
Interest expense	10,919	6,820	60.1	1.0	0.8
Depreciation and amortization	4,033	3,719	8.4	0.4	0.5
Loss (gain) on disposal of property and equipment	149	(40)	-	-	-
Total	1,091,963	784,169	39.3	103.0	97.0

Income before taxes	120,402	134,441		11.4	16.6

Provision for income taxes	27,095	30,302		2.6	3.7

Net income	$93,307	$104,139		8.8	12.9

Dividends on subsidiary preferred stock	$(40)	$(40)

Net income attributable to common shareholders	$93,267	$104,099

Earnings per share:
Basic	$14.33	$15.70
Diluted	$13.67	$14.95

Weighted average number of shares used in calculation:
Basic	6,509,673	6,628,749
Diluted	6,823,481	6,961,575

America's Car-Mart, Inc.
Condensed Consolidated Balance Sheet and Other Data
(Dollars in thousands)

	April 30,	April 30,	April 30,
	2022	2021	2020

Cash and cash equivalents	$6,916	$2,893	$59,560
Restricted cash from collections on auto finance receivables	$35,671	$-	$-
Finance receivables, net	$854,290	$625,119	$466,141
Inventory	$115,302	$82,263	$36,414
Total assets	$1,145,312	$822,159	$667,324
Revolving lines of credit	$44,670	$225,924	$215,568
Non-recourse notes payable	$395,986	$-	$-
Treasury stock	$292,225	$257,527	$246,911
Total equity	$469,366	$406,496	$302,759
Shares outstanding	6,371,977	6,625,885	6,619,319
Book value per outstanding share	$73.72	$61.41	$45.80

Finance receivables:
Principal balance	$1,101,497	$809,537	$621,182
Deferred revenue - accident protection plan	(43,936)	(32,704)	(24,480)
Deferred revenue - service contract	(48,555)	(24,106)	(11,641)
Allowance for credit losses	(247,207)	(184,418)	(155,041)

Finance receivables, net of allowance and deferred revenue	$761,799	$568,309	$430,020

Allowance as % of principal balance net of deferred revenue	24.5%	24.5%	26.5%

Changes in allowance for credit losses:
	Years Ended
	April 30,
	2022	2021
Balance at beginning of period	$184,418	$155,041
Provision for credit losses	257,101	163,662
Charge-offs, net of collateral recovered	(194,312)	(134,285)
Balance at end of period	$247,207	$184,418

America's Car-Mart, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Years Ended
	April 30,
	2022	2021

Operating activities:
Net income	$93,307	$104,139
Provision for credit losses	257,101	163,662
Losses on claims for accident protection plan	21,871	18,954
Depreciation and amortization	4,033	3,719
Finance receivable originations	(1,009,859)	(762,716)
Finance receivable collections	417,796	370,254
Inventory	50,881	5,019
Deferred accident protection plan revenue	11,232	8,224
Deferred service contract revenue	24,449	12,465
Income taxes, net	6,446	3,337
Other	8,458	19,131
Net cash used in operating activities	(114,285)	(53,812)

Investing activities:
Purchase of investments	(1,343)	-
Purchase of property and equipment and other	(20,900)	(8,258)
Net cash used in investing activities	(22,243)	(8,258)

Financing activities:
Change in revolving credit facility, net and notes payable	(179,929)	10,247
Change in non-recourse notes payable	399,994	-
Change in cash overdrafts	(1,802)	1,802
Debt issuance costs	(6,108)	(282)
Purchase of common stock	(34,698)	(10,616)
Dividend payments	(40)	(40)
Exercise of stock options and issuance of common stock	(1,195)	4,292
Net cash provided by financing activities	176,222	5,403

Increase (decrease) in cash	$39,694	$(56,667)